Exhibit 10.3

STRICTLY CONFIDENTIAL

Statement of Holdings

To: Sean Rad

Re: Conversion of Tinder Options into Match Options

On July 13, 2017 (the “Conversion Date”), your Tinder options (“Tinder Options”) converted into options relating to Match common stock (“Match Options”), pursuant to Section 6 of the Tinder, Inc. 2014 Settlement Plan. Your Match Options are further described in the table below and subject to the Terms and Conditions attached as Exhibit A.

The following is a summary of your Tinder Options immediately prior to the Conversion Date and the Match Options you hold as of the Conversion Date. The grant date and expiration date applicable to your Match Options are the same as your Tinder Options immediately prior to the completion of the conversion. As of the Conversion Date, all of your Match Options are vested.

		Tinder Options Pre-Conversion			Match Options Post-Conversion
Grant Date	Expiration Date	Exercise (Strike) Price per Tinder Option	# Tinder Options Vested and Exercisable	# Unvested Tinder Options	Exercise (Strike) Price per Match Option	# Match Options Vested and Exercisable	# Unvested Match Options
4/22/2013	4/22/2023	$0.05	4,425,278	—	$0.06	4,166,399	—
4/22/2013	4/22/2023	$0.25	944,461	—	$0.27	889,210	—
4/22/2013	4/22/2023	$0.50	944,461	—	$0.54	889,210	—
4/22/2013	4/22/2023	$0.75	944,461	—	$0.80	889,210	—
4/22/2013	4/22/2023	$1.00	944,461	—	$1.07	889,210	—
4/22/2013	4/22/2023	$1.03	885,055	—	$1.10	833,279	—
4/22/2013	4/22/2023	$1.19	188,892	—	$1.27	177,841	—
4/22/2013	4/22/2023	$1.40	188,892	—	$1.49	177,841	—
4/22/2013	4/22/2023	$1.61	188,892	—	$1.72	177,841	—
4/22/2013	4/22/2023	$1.82	188,892	—	$1.94	177,841	—
4/22/2013	4/22/2023	$2.04	7,164,736	—	$2.17	6,745,598	—
4/22/2013	4/22/2023	$2.16	1,529,128	—	$2.30	1,439,674	—
4/22/2013	4/22/2023	$2.32	1,529,128	—	$2.47	1,439,674	—
4/22/2013	4/22/2023	$2.47	1,529,128	—	$2.63	1,439,674	—
4/22/2013	4/22/2023	$2.63	1,529,128	—	$2.80	1,439,674	—

References to the “exercise price” and “Expiration Date” in the Terms and Conditions refer to the exercise price and expiration date applicable to the specific tranches of your Match Option as described above.

Exhibit A

Match Group, Inc. Option Award Terms and Conditions (Converted Award)

These Terms and Conditions apply to your Tinder Options that were assumed by Match Group, Inc. (“Match” or the “Company”) as of July 13, 2017, (the “Conversion Date”). As of the Conversion Date, your Tinder Options converted into options (the “Match Options”) corresponding to the number of shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), set forth in the Statement of Holdings provided to you with these terms and conditions (the Statement of Holdings, collectively with these Terms and Conditions, the “Terms and Conditions”) at the per share exercise price set forth above in the Statement of Holdings. Unless earlier terminated pursuant to these Terms and Conditions or the Applicable Plan (as defined below), your Match Options shall expire on the applicable expiration date set forth in the Statement of Holdings (the “Expiration Date”).

Following the Conversion Date, unless otherwise specified in these Terms and Conditions, your Match Options will continue to be governed by the Tinder, Inc. Restated 2014 Equity Incentive Plan (the “Tinder Plan”), which was assumed by Match on the Conversion Date and now operates as a subsidiary plan of the Match Group, Inc. 2017 Stock and Annual Incentive Plan (the “Match Plan” and collectively with the Tinder Plan, the “Applicable Plans”). All references to the “Company” under the Tinder Plan now refer to Match and all references to the “Administrator” or “Committee” now refer to the Compensation Committee of the Board of Directors of Match (or its applicable committee).

These Terms and Conditions (which incorporate all material applicable terms from your Restated Stock Option Agreement (the “Tinder Option Agreement”) under the Tinder Plan), the Tinder Plan, and, to the extent applicable, the Match Plan, constitute the entire agreement between you and Match regarding the subject matter hereof and supersede in their entirety all prior undertakings and agreements of Match, Tinder and you with respect to the subject matter hereof. For the avoidance of doubt, following the Conversion Date, the Tinder, Inc. 2014 Equity Settlement Plan and the Tinder Option Agreement shall have no further force and effect.

All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Tinder Plan.

Method of Exercise; Rights Upon Exercise

The portion of your Match Option that is vested may be exercised by delivering to the Company or the agent selected by Match to administer the Applicable Plans (the “Agent”) a written (including by way of electronic means) notice stating (1) the number of whole shares with respect to which you would like to exercise your Match Option pursuant to these Terms and Conditions, and (2) whether you select the “Net Settlement” approach described below or the “Cash Payment” approach described below, and, (3) if you choose the “Cash Payment” approach, whether you intend to pay the per share exercise price and tax withholdings applicable to such portion of your Match Option in cash or by check. Notwithstanding anything to the contrary in the Match Plan, the portion of your Match Option that is vested may be exercised at any one time as to fewer than 100 shares. Your Match Option may not be exercised for a fraction of a share.

(a)         Net Settlement. If you elect to “net settle” some or all of your vested Match Option, upon exercise, at the election of the Company, you will be entitled to receive an amount in (i) shares of Common Stock or (ii) until the Sunset Date (as defined below), in IAC Shares (as defined in the Match Plan) equal to the product of (A) the excess of the Fair Market Value of one share of Common Stock over the per share exercise price of your Match Option, multiplied by (B) the number of shares of Common Stock in respect of which your Match Option has been exercised, less any required tax withholdings. For purposes of these Terms and Conditions, “Sunset Date” means such time as IAC/InterActiveCorp ceases to own shares representing a majority of the combined voting power of the outstanding Match Capital Stock and “Match Capital Stock” means Common Stock, class B Common Stock, par value $0.001 per share, of Match, and class C Common Stock, par value $0.001 per share of Match.

(b)         Cash Payment. If you elect to pay in advance, by cash or check, the per share exercise price and applicable tax withholdings due upon exercise of your vested Match Option, you will be entitled to receive a number of shares of Common Stock equal to the number of shares of Common Stock in respect of which your Match Option has been exercised.

Termination of Employment

The treatment of your Match Option upon the termination of your employment is set forth in these Terms and Conditions. Except as provided in these Terms and Conditions, if you cease to be a Service Provider for any reason, any and all of the unvested portion of your Match Option will be forfeited and canceled in its entirety. Except as set forth below, upon the date on which you cease to be a Service Provider, that portion of your Match Option, if any, which is exercisable at the time you cease to be a Service Provider may be exercised until the thirtieth day after the date on which you cease to be a Service Provider, and will thereafter be forfeited and canceled; provided that in no event shall your Match Option be exercised following the Expiration Date.

In the event that you cease to be a Service Provider due to your death, that portion of your Match Option, if any, which is exercisable at the time of death may be exercised by your estate or by a person who acquired the right to exercise such Match Option by bequest or inheritance or otherwise by reason of your death at any time prior to the first to occur of: (a) the six-month anniversary of the date of your death or (b) the Expiration Date, and will thereafter be forfeited and canceled. In the event that you cease to be a Service Provider due to your Disability, that portion of your Match Option, if any, which is exercisable at the time you cease to be a Service Provider for Disability may be exercised by you or your guardian or legal representative at any time prior to the first to occur of: (1) the six-month anniversary of the date on which you cease to be a Service Provider or (2) the Expiration Date, and will thereafter be forfeited and canceled.

Taxes and Withholding

No later than the date as of which an amount in respect of your Match Option first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, you shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state, local and/or foreign taxes of any kind required by law to be withheld with respect to such amount and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to you (either directly or indirectly through its agent) (including payment in respect of the exercise of your Match Option), federal, state, local and foreign taxes of any kind required by law to be withheld. Notwithstanding the foregoing, the Company shall be entitled to hold the shares issuable to you upon the exercise of your Match Option (or the related proceeds) until the Company or the Agent has received from you: (a) a duly executed Form W-9 or W-8, as applicable and (b) payment for any federal, state, local and/or foreign taxes of any kind required by law to be withheld with respect to such Match Option. Match shall have the unilateral authority to determine that your Match Option will be settled net of applicable tax withholdings.

Non-Transferability of Match Option

Your Match Option is non-transferable (including by way of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise) by you other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and your Match Option may be exercised, during your lifetime, only by you or by your guardian or legal representative or any transferee described above.

No Rights as a Stockholder

Neither you nor any transferee of your Match Option shall have rights as a stockholder (including the right to vote the shares underlying your Match Option and the right to receive dividends) with respect to any shares covered by such Match Option until you or your transferee: (a) has given written notice of exercise, (b) if requested, has given the representation described in Section 19(b) of the Tinder Plan and (c) has paid in full for the shares issuable upon exercise.

Payment of Transfer Taxes, Fees and Other Expenses

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares acquired pursuant to exercise of your Match Option, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith. Notwithstanding the foregoing, you shall be solely responsible for any other taxes (including, without limitation, federal, state, local or foreign income taxes, social security, Medicare and/or other similar taxes and/or estate or excise taxes) that may be payable as a result of your participation in the Applicable Plans or as a result of the exercise of your Match Option and/or the sale, disposition or transfer of any shares of Common Stock acquired upon the exercise of your Match Option.

Other Restrictions

The exercise of your Match Option shall be subject to the requirement that, if at any time the Committee shall determine that: (a) the listing, approval, registration or other qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law or (b) the consent or approval or permit of any government regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, the exercise shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the Applicable Plans, the Applicable Plan shall control; provided, that an action or provision that is permissive under the terms of the Applicable Plan, and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control. In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions is silent, the Applicable Plans shall govern, including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to: (a) interpret the Applicable Plans, (b) prescribe, amend and rescind rules and regulations relating to the Applicable Plans and (c) make all other determinations deemed necessary or advisable for the administration of the Applicable Plans. In the event of (1) any conflict between these Terms and Conditions (or any other information posted on Match’s extranet or given to you directly or indirectly through the Agent and Match’s books and records), or (2) ambiguity in these Terms and Conditions (or any other information posted on Match’s extranet or given to you directly or indirectly through the Agent, Match’s books and records), these Terms and Conditions shall control.

Amendment

The Board may modify, amend or waive the terms of your Match Option, prospectively or retroactively, at any time, but the terms of your Match Option may not be modified adversely to your interest except by means of a writing signed by you and the Company. The waiver by either party of compliance with any provision of these Terms and Conditions shall not operate or be construed as a waiver of any other provision hereof.

Data Protection

The acceptance of your Match Option constitutes your authorization of the release from time to time to Match or any of its Subsidiaries or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your Match Option and/or the Match Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your Match Option and/or the Match Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your Match Option also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which Match, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Code Section 409A

Your Match Option is intended to be exempt from the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent. To the extent that your Match Option, or the settlement or deferral thereof, is subject to Code Section 409A, your Match Option will be paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. The Administrator shall have the authority to make such modifications or adjustments to your Match Options or the terms of these Terms and Conditions only to the extent necessary to effectuate the foregoing and in doing so, will endeavor to minimize any adverse economic impact to you to the maximum extent practicable.

You acknowledge that under Code Section 409A, a Match Option that is granted with a per share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a share on the date of grant (a “discount option”) may be considered “deferred compensation.” A Match Option that is a “discount option” may result in (a) income recognition by you prior to the exercise of your Match Option, (b) an additional twenty percent (20%) federal income tax, and (c) potential penalty and interest charges. The “discount option” may also result in additional state income, penalty and interest tax to you. Notwithstanding clause (a), you acknowledge that the Company cannot and has not guaranteed that the IRS will agree that the per share exercise price of this Match Option equals or exceeds the Fair Market Value of a share on the date of grant in a later examination. You agree that if the IRS determines that your Match Option was granted with a per share exercise price that was less than the Fair Market Value of a share on the date of grant, you shall be solely responsible for your costs related to such a determination.

Governing Law

Your Match Option and these Terms and Conditions are governed by the internal laws of the State of Delaware, without regard to any conflict of laws provision that would require the application of the law of any other jurisdiction.